Light & Wonder, Inc.
Reports Third Quarter 2024 Results

Continued Double-Digit Consolidated Revenue Growth, an Increase of 12% Year-Over-Year
Maintained Healthy Balance Sheet and Committed to $1.4 Billion FY 2025 Consolidated AEBITDA Target(1)
Demonstrated Diversity and Strength of Game Portfolio across Our Business at G2E and AGE
Added to the S&P/ASX 100 Index on September 25, 2024

LAS VEGAS — November 12, 2024 — Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the third quarter ended September 30, 2024.
We maintained strong momentum in the third quarter and delivered our 9th consecutive quarter of double-digit consolidated revenue growth year-over-year, sustainable cash flow generation and returned $44 million to shareholders through share repurchases, while continuing our advancement toward our long-term financial targets. Consolidated revenue increased 12%, driven by strong performance across all our businesses, maintaining healthy earnings growth:
•Gaming revenue increased to $537 million, up 15% compared to the prior year period, primarily driven by global Gaming machine sales growth, which increased 38%, coupled with strong performance in North American Gaming operations.
•SciPlay revenue grew to $206 million, a 5% increase from the prior year period, driven by the social casino business, which continues to outpace the market and gain share on strong payer metrics, while our direct-to-consumer platform remained strong, representing 12% of total revenue.
•iGaming revenue grew to $74 million, a 6% increase from the prior year period, primarily reflecting continued momentum in North America, while the prior year benefited from $3 million in license termination fees, which impacted revenue growth by 4%.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “Our results once again reflect the relentless collective efforts of the talent across our organization underpinned by our robust and scalable R&D platform. At G2E and AGE, we showcased a wide array of products that demonstrated the diversity and strength of our portfolio and franchises. We will continue to execute on our cross-platform strategy focused on innovative content and products as a leading global end-to-end gaming technology solutions provider. Our team is committed and engaged as we stay on course through the execution chapter of our journey to reach our target.”
Oliver Chow, Chief Financial Officer of Light & Wonder, added, “The highly cash generative nature of our business, combined with a healthy balance sheet and strategic capital allocation program, has proven to be a strong framework to create shareholder value. We plan to further accelerate this value creation flywheel through continued R&D and capex investments, as well as through financial means such as our share repurchase program. We stay highly convicted to our strategy and roadmap as we reaffirm our 2025 $1.4 billion Consolidated AEBITDA target(1) and look to remain a compounder of growth for years to come.”

(1) Consolidated AEBITDA Target is a forward-looking non-GAAP financial measure presented on a supplemental basis and does not reflect Company guidance. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

LEVERAGE, CAPITAL RETURN AND LEGAL UPDATE
•Principal face value of debt outstanding(1) was $3.9 billion, translating to a net debt leverage ratio(2) of 2.9x as of September 30, 2024, a 0.2x decrease from December 31, 2023, and remaining within our targeted net debt leverage ratio(2) range of 2.5x to 3.5x.
•Returned $44 million of capital to shareholders through the repurchase of approximately 0.4 million shares of L&W common stock during the third quarter of 2024.
•Dragon Train litigation — On September 23, 2024, L&W received an order from the U.S. District Court for the District of Nevada granting Aristocrat a preliminary injunction relating to future sales and distribution of our DRAGON TRAINTM game. On October 3, 2024, the Company released a statement on the litigation and highlighted a number of key initiatives to mitigate the immediate impact and any continuing business disruption from this order, including but not limited to, leveraging our diversified portfolio of successful game franchises, as well as the development of new iterations of the Dragon Train franchise consistent with the terms of the Court’s ruling. Our North American Gaming operations installed base consisted of approximately 2,200 units of Dragon Train-themed games, of which, to date, approximately 95% have been successfully replaced and / or converted with another game from our portfolio of game franchises. Our pre-ruling estimate of 2025 Consolidated AEBITDA(3) for Dragon Train was less than 5%(4) of the $1.4 billion target. We expect growth in Consolidated AEBITDA(3) to be above 10% for the full year 2024. We will continue to execute on our long-term sustainable growth strategy progressing towards our 2025 financial targets.

SUMMARY RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions except per share amounts)	2024	2023	2024	2023
Revenue	$817	$731	$2,391	$2,131
Net income	64	80	228	112
Net income attributable to L&W	64	75	228	96
Net income attributable to L&W per share – Diluted	0.71	0.81	2.49	1.03
Net cash provided by operating activities	119	204	430	423
Capital expenditures	71	70	224	182

Non-GAAP Financial Measures(2)
Consolidated AEBITDA	$319	$286	$929	$815
Adjusted NPATA	122	99	354	278
Adjusted NPATA per share – Diluted	1.34	1.08	3.87	3.00
Free cash flow	83	123	244	221

			As of
Balance Sheet Measures			September 30, 2024	December 31, 2023
Cash and cash equivalents			$347	$425
Total debt			3,873	3,874
Available liquidity(5)			1,087	1,165

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 10 to the Condensed Consolidated Financial Statements in our September 30, 2024 Form 10-Q.

(2) Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Consolidated AEBITDA Target is a forward-looking non-GAAP financial measure presented on a supplemental basis and does not reflect Company guidance. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

(4) This estimate was based on revenue key performance indicators (“KPIs”) and historical contribution margins.
(5) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

Third Quarter 2024 Financial Highlights
•Third quarter consolidated revenue was $817 million compared to $731 million, a 12% increase compared to the prior year period, and our 14th consecutive quarter of year-over-year growth, driven by strong performance across all three businesses. Gaming revenue increased 15%, primarily led by continued growth in Gaming machine sales, which grew 38% year-over-year, and 5% growth in Gaming operations revenue. SciPlay and iGaming revenue grew by 5% and 6%, respectively.
•Net income decreased to $64 million from $80 million in the prior year period, primarily due to higher restructuring and other costs (“R&O”) related to certain legal matters, offset by higher revenue and healthy margins. The prior year net income also benefited from a non-cash foreign currency transaction gain included in other income. Net income attributable to L&W per share(1) decreased by 12% to $0.71 compared to $0.81 in the prior year period.
•Consolidated AEBITDA(2) was $319 million compared to $286 million in the prior year period, a 12% increase driven by revenue growth and sustained margin strength across our businesses.
•Adjusted NPATA(2) increased 23% to $122 million as compared to $99 million in the prior year period, primarily due to revenue growth across all businesses. Adjusted NPATA per share(1)(2) increased 24% to $1.34 compared to $1.08 in the prior year period. The Company is providing a targeted Adjusted NPATA(3) range between $565 million and $635 million for fiscal year 2025.
•Net cash provided by operating activities was $119 million compared to $204 million in the prior year period. The current year period was unfavorably impacted by changes in working capital including the timing of collection of receivables associated with the roll out of Entain units in U.K.
•Free cash flow(2) was $83 million compared to $123 million in the prior year period. The decrease was primarily due to changes in working capital described above.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2024
We report our operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(4)(5)
	2024	2023	$	%	2024	2023	$	%	2024	2023	PP Change(5)
Gaming	$537	$465	$72	15%	$267	$235	$32	14%	50%	51%	(1)
SciPlay	206	196	10	5%	66	61	5	8%	32%	31%	1
iGaming	74	70	4	6%	24	25	(1)	(4)%	32%	36%	(4)
Corporate and other(6)	—	—	—	—%	(38)	(35)	(3)	(9)%	n/a	n/a	n/a
Total	$817	$731	$86	12%	$319	$286	$33	12%	39%	39%	—

PP — percentage points.
n/a — not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Adjusted NPATA targeted range is a forward-looking non-GAAP financial measure presented on a supplemental basis and does not reflect Company guidance. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(5) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(6) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Third Quarter 2024 Business Segments Key Highlights
•    Gaming revenue increased to $537 million, up 15% compared to the prior year period, primarily driven by global Gaming machine sales growth of 38%. Gaming operations also grew 5%, benefiting from year-over-year growth in our North American installed base, which grew by 7% to 33,151 units, as well as elevated average daily revenue per unit at $49.05. Our North American premium installed base grew for the 17th consecutive quarter, representing 50% of our total installed base mix. Our growth is driven by the continued strength and success of our diversified portfolio of successful game franchises and the success of our COSMIC® and KASCADA® cabinets. Gaming AEBITDA was $267 million, up 14% compared to the prior year period, primarily driven by revenue growth in the period.
•    SciPlay revenue was $206 million, a 5% increase from the prior year period, while AEBITDA increased 8% to $66 million, reflective of continuing revenue growth and margin expansion. Growth was primarily driven by the social casino business, which continued to deliver consistently high player engagement and monetization, leveraging game content, dynamic Live Ops through the SciPlay Engine and effective marketing strategies. Our growing direct-to-consumer platform, which generated $25 million, or 12% of the total SciPlay revenue for the quarter, also contributed to AEBITDA growth and margin expansion. SciPlay maintained its number of payers at 0.6 million and elevated AMRPPU(1) at $113.49, enabling SciPlay to grow ARPDAU(2) by 8% year-over-year to $1.04 and payer conversion to 10.7%.
•    iGaming revenue increased by 6% to $74 million, and AEBITDA decreased slightly to $24 million for the current year period. Revenue growth for the period reflected continued momentum in North America and Europe as well as strong content launches. Revenue and AEBITDA in the prior year period benefited from $3 million in certain termination fees, impacting revenue and AEBITDA growth by 4% and 12%, respectively. Wagers processed through our iGaming platform totaled $22.8 billion during the quarter.
•    Capital expenditures were $71 million in the third quarter of 2024 as compared to $70 million in the prior year period, primarily due to ongoing investments made to support our Gaming operations growth.

(1) Average Monthly Revenue Per Paying User.
(2) Average Revenue Per Daily Active User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Tuesday, November 12, 2024 at 4:30 p.m. EST to review the Company’s third quarter results. To access the call, live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S., +61 2 7908-3093 for Australia or +1 (404) 975-4839 for International and ask to join the Light & Wonder call using conference ID: 044989. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary businesses, we deliver unforgettable experiences by combining the exceptional talents of our 6,000+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the Australian Stock Exchange (“ASX”) through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Andy Fouché +1 206-697-3678	Nick Zangari +1 702-301-4378
Vice President, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations and Treasury ir@lnw.com

All ® notices signify marks registered in the United States. © 2024 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts of our common stock being listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of potential changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•failure to retain key Management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as Management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•risks as a result of being publicly traded in the United States and Australia, including price variations and other impacts relating to the secondary listing of the Company’s common stock on the Australian Securities Exchange;
•the possibility that we may be unable to achieve expected operational, strategic and financial benefits of the SciPlay merger;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems (including further developments in the Dragon Train litigation described under “Aristocrat Matters” in Note 15 of our quarterly report on Form 10-Q filed with the SEC for the quarter ended September 30, 2024 on November 12, 2024), our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering and social gaming;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC for the year ended December 31, 2023 on February 27, 2024 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
Services	$530	$503	$1,573	$1,476
Products	287	228	818	655
Total revenue	817	731	2,391	2,131
Operating expenses:
Cost of services(1)	112	113	334	331
Cost of products(1)	134	105	366	307
Selling, general and administrative	220	204	657	599
Research and development	66	55	194	168
Depreciation, amortization and impairments	90	90	264	298
Restructuring and other	36	17	76	66
Total operating expenses	658	584	1,891	1,769
Operating income	159	147	500	362
Other (expense) income:
Interest expense	(73)	(78)	(223)	(231)
Loss on debt financing transactions	(2)	(15)	(2)	(15)
Other (expense) income, net	(3)	40	14	23
Total other expense, net	(78)	(53)	(211)	(223)
Net income before income taxes	81	94	289	139
Income tax expense	(17)	(14)	(61)	(27)
Net income	64	80	228	112
Less: Net income attributable to noncontrolling interest	—	5	—	16
Net income attributable to L&W	$64	$75	$228	$96

Basic and diluted net income attributable to L&W per share:
Basic	$0.72	$0.83	$2.55	$1.05
Diluted	$0.71	$0.81	$2.49	$1.03

Weighted average number of shares used in per share calculations:
Basic shares	89	91	90	91
Diluted shares	91	92	92	93

(1) Excludes depreciation, amortization and impairments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$347	$425
Restricted cash	54	90
Receivables, net of allowance for credit losses of $34 and $38, respectively	580	506
Inventories	183	177
Prepaid expenses, deposits and other current assets	115	113
Total current assets	1,279	1,311

Restricted cash	6	6
Receivables, net of allowance for credit losses of $7 and $3, respectively	93	37
Property and equipment, net	281	236
Operating lease right-of-use assets	47	52
Goodwill	2,954	2,945
Intangible assets, net	494	605
Software, net	168	158
Deferred income taxes	215	142
Other assets	59	60
Total assets	$5,596	$5,552

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$23	$22
Accounts payable	200	241
Accrued liabilities	429	404
Income taxes payable	28	29
Total current liabilities	680	696

Deferred income taxes	20	20
Operating lease liabilities	33	39
Other long-term liabilities	155	180
Long-term debt, excluding current portion	3,850	3,852
Total stockholders’ equity	858	765
Total liabilities and stockholders’ equity	$5,596	$5,552

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$64	$80	$228	$112
Adjustments to reconcile net income to net cash provided by operating activities	116	108	311	392
Changes in working capital accounts, excluding the effects of acquisitions	(61)	16	(109)	(81)
Net cash provided by operating activities	119	204	430	423
Cash flows from investing activities:
Capital expenditures	(71)	(70)	(224)	(182)
Other(1)	(1)	(2)	(5)	(8)
Net cash used in investing activities	(72)	(72)	(229)	(190)
Cash flows from financing activities:
Payments of long-term debt, net	—	(18)	(5)	(29)
Payments of debt issuance and deferred financing costs	(2)	(8)	(4)	(8)
Payments on license obligations	(6)	(8)	(20)	(26)
Payments of contingent acquisition considerations	(2)	—	(16)	(9)
Purchase of L&W common stock	(44)	(112)	(219)	(145)
Purchase of SciPlay’s common stock	—	—	—	(23)
Net redemptions of common stock under stock-based compensation plans and other	(12)	—	(51)	(11)
Net cash used in financing activities	(66)	(146)	(315)	(251)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(3)	—	(2)
Decrease in cash, cash equivalents and restricted cash	(15)	(17)	(114)	(20)
Cash, cash equivalents and restricted cash, beginning of period	422	964	521	967
Cash, cash equivalents and restricted cash, end of period	$407	$947	$407	$947

Supplemental cash flow information:
Cash paid for interest	$62	$74	$208	$221
Income taxes paid	48	23	118	119
Cash paid for contingent acquisition considerations included in operating activities	—	—	22	9
Supplemental non-cash transactions:
Non-cash interest expense	$2	$3	$7	$8

(1) The nine months ended September 30, 2023 include $3 million in cash used in discontinued operations.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION OF CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA
Net income attributable to L&W	$64	$75	$228	$96
Net income attributable to noncontrolling interest	—	5	—	16
Net income	64	80	228	112
Restructuring and other(1)	36	17	76	66
Depreciation, amortization and impairments	90	90	264	298
Other expense (income), net	8	(39)	(7)	(19)
Interest expense	73	78	223	231
Income tax expense	17	14	61	27
Stock-based compensation	29	31	82	85
Loss on debt financing transactions	2	15	2	15
Consolidated AEBITDA	$319	$286	$929	$815

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$267	$235	$771	$673
SciPlay	66	61	198	174
iGaming	24	25	73	72
Total business segments AEBITDA	357	321	1,042	919
Corporate and other(2)	(38)	(35)	(113)	(104)
Consolidated AEBITDA	$319	$286	$929	$815

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$319	$286	$929	$815
Revenue	817	731	2,391	2,131
Net income margin	8%	11%	10%	5%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	39%	39%	39%	38%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO ADJUSTED NPATA
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Reconciliation of Net Income Attributable to L&W to Adjusted NPATA
Net income attributable to L&W	$64	$75	$228	$96
Net income attributable to noncontrolling interest	—	5	—	16
Net income	64	80	228	112
Amortization of acquired intangibles and impairments(1)	31	36	93	140
Restructuring and other(2)	36	17	76	66
Other expense (income), net	8	(39)	(7)	(19)
Loss on debt financing transactions	2	15	2	15
Income tax impact on adjustments	(19)	(10)	(38)	(36)
Adjusted NPATA	$122	$99	$354	$278

(1) Includes $2 million and $7 million in impairment charges for the three and nine months ended September 30, 2023, respectively.
(2) Refer to the Adjusted NPATA definition below for a description of items included in restructuring and other.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W PER SHARE TO ADJUSTED NPATA PER SHARE ON DILUTED BASIS
(Unaudited, in per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Reconciliation of Net Income Attributable to L&W Per Share to Adjusted NPATA Per Share
Net income attributable to L&W per share – Diluted	$0.71	$0.81	$2.49	$1.03
Adjustments:
Net income attributable to noncontrolling interest	—	0.06	—	0.18
Amortization of acquired intangibles and impairments	0.34	0.39	1.01	1.52
Restructuring and other	0.40	0.18	0.83	0.71
Other expense (income), net	0.08	(0.42)	(0.07)	(0.22)
Loss on debt financing transactions	0.02	0.17	0.02	0.17
Income tax impact on adjustments	(0.21)	(0.11)	(0.41)	(0.39)
Adjusted NPATA per share – Diluted	$1.34	$1.08	$3.87	$3.00

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended
	September 30,	September 30,	June 30,
	2024	2023	2024
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations	$175	$166	$175
Gaming machine sales	238	172	228
Gaming systems	71	71	82
Table products	53	56	54
Total revenue	$537	$465	$539
Gaming Operations:
U.S. and Canada:
Installed base at period end	33,151	31,035	32,566
Average daily revenue per unit(1)	$49.05	$48.64	$50.41
International:(2)
Installed base at period end	21,426	22,442	21,997
Average daily revenue per unit	$15.11	$14.01	$15.59
Gaming Machine Sales:
U.S. and Canada new unit shipments	6,094	4,640	5,809
International new unit shipments	6,969	4,045	5,501
Total new unit shipments	13,063	8,685	11,310
Average sales price per new unit	$17,094	$18,104	$18,548
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	5,476	4,542	5,465
Casino opening and expansion units	618	98	344
Total unit shipments	6,094	4,640	5,809
International unit shipments:
Replacement units	6,827	3,262	5,386
Casino opening and expansion units	142	783	115
Total unit shipments	6,969	4,045	5,501
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile in-app purchases	$162	$173	$160
Web in-app purchases and other(3)	44	23	45
Total revenue	$206	$196	$205
In-App Purchases:
Mobile penetration(4)	79%	90%	79%
Average MAU(5)	5.6	5.7	5.4
Average DAU(6)	2.1	2.2	2.1
ARPDAU(7)	$1.04	$0.96	$1.04
Average MPU(8) (in thousands)	600	602	574
AMRPPU(9)	$113.49	$106.61	$116.91
Payer Conversion Rate(10)	10.7%	10.6%	10.5%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$22.8	$20.2	$21.8
(1) We refined U.S. and Canada units’ average daily revenue per unit calculation to include certain Gaming operations revenue streams that were previously excluded and have revised prior periods to align with the new calculation. The change aligns more closely with how Management evaluates the operating performance and was immaterial both quantitatively and qualitatively.
(2) Units exclude those related to game content licensing.
(3) Other represents $25 million and $61 million in revenue generated via our proprietary direct-to-consumer platform for the three and nine months ended September 30, 2024, along with advertising and other revenue, which were not material for the periods presented.

(4) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(5) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(7) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(8) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(9) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(10) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO CONSOLIDATED AEBITDA AND PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratio)

	Twelve Months Ended
	September 30, 2024	December 31, 2023
Net income attributable to L&W	$294	$163
Net income attributable to noncontrolling interest	1	17
Net income	295	180
Restructuring and other	102	92
Depreciation, amortization and impairments	349	384
Other expense (income), net	9	(5)
Interest expense	301	309
Income tax expense	59	25
Stock-based compensation	115	118
Loss on debt financing transactions	2	15
Consolidated AEBITDA	$1,232	$1,118

	As of
	September 30, 2024	December 31, 2023
Consolidated AEBITDA	$1,232	$1,118

Total debt	$3,873	$3,874
Add: Unamortized debt discount/premium and deferred financing costs, net	41	44
Less: Debt not requiring cash repayment and other	—	(1)
Principal face value of debt outstanding	3,914	3,917
Less: Cash and cash equivalents	347	425
Net debt	$3,567	$3,492

Net debt leverage ratio	2.9	3.1

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$119	$204	$430	$423
Less: Capital expenditures	(71)	(70)	(224)	(182)
Add: Payments on contingent acquisition considerations	—	—	22	9
Less: Payments on license obligations	(6)	(8)	(20)	(26)
Add (less): Change in restricted cash impacting working capital	41	(3)	36	(3)
Free cash flow	$83	$123	$244	$221
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Professional fees and services supporting strategic review and related activities (including ASX listing and SciPlay merger)	$—	$3	$—	$10
Income tax payments related to discontinued operations	—	—	—	32

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, Adjusted NPATA, Adjusted NPATA per share (on diluted basis), Free cash flow, Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following our ASX listing, Management introduced usage of Adjusted NPATA, a non-GAAP financial measure, which is widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX, and which we present on a supplemental basis. The Adjusted NPATA performance measure was further supplemented with Adjusted NPATA per share (on diluted basis), which was added during the third quarter of 2024.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow provides useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes Adjusted NPATA and Adjusted NPATA per share are useful for investors because they provide investors with additional perspective on performance, as the measures eliminate the effects of amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. Adjusted NPATA is widely used to measure performance of gaming and other companies listed on the ASX.
Management also believes that Free cash flow is useful for investors because it provides investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income attributable to L&W and includes the following adjustments, as applicable: (1) Net income attributable to noncontrolling interest; (2) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures, SciPlay acquisition and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (3) Depreciation, amortization and impairment charges and Goodwill impairments; (4) Loss on debt financing transactions; (5) Change in fair value of investments and Gain on remeasurement of debt and other; (6) Interest expense; (7) Income tax expense; (8) Stock-based compensation; and (9) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss. Consolidated AEBITDA Target denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of targeted Consolidated AEBITDA to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.

Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income, the most directly comparable GAAP measure, in a schedule above.
Adjusted NPATA
Adjusted NPATA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Adjusted NPATA.” Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPATA is reconciled to Net income attributable to L&W and includes the following adjustments, as applicable: (1) Net income attributable to noncontrolling interest; (2) Amortization of acquired intangible assets; (3) Non-cash asset and goodwill impairments; (4) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures, SciPlay acquisition and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Income tax impact on adjustments; and (8) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. Adjusted NPATA targeted range for fiscal year 2025 denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA targeted range to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Adjusted NPATA Per Share – Diluted
Adjusted NPATA per share, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations on diluted basis and is reconciled to diluted net income attributable to L&W per share as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W Per Share to Adjusted NPATA Per Share on Diluted Basis.” Adjusted NPATA per share should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA per share may differ from similarly titled measures presented by other companies. Adjusted NPATA per share is reconciled to diluted net income attributable to L&W per share and includes the same adjustments as the schedule titled “Reconciliation of Net Income Attributable to L&W to Adjusted NPATA” in per share amounts.
Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in Note 10 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, but it does not include other long-term obligations primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

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